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                                                                    EXHIBIT 10.2

                                    AMENDED
                        ELECTRIC POWER SUPPLY AGREEMENT

                   Between Ameren Energy Generating Company

                                      And

                        Ameren Energy Marketing Company

THIS ELECTRIC POWER SUPPLY AGREEMENT (hereinafter "EPSA") made as of the 1st day of May, 2000 and amended as of this 14th day of August, 2000 by and between AMEREN ENERGY GENERATING COMPANY (hereinafter "Company" or "Genco") and AMEREN ENERGY MARKETING COMPANY (hereinafter "Customer" or "Marketing") (Genco and Marketing may be identified collectively as "Parties" or individually as a "Party") is for the supply by Genco to Marketing of electric capacity and energy available from Genco's electric generating units.

WHEREAS, Genco is a newly-formed generation-only company that has acquired all electric generating units formerly owned and operated by Central Illinois Public Service Company ("AmerenCIPS") and may acquire additional electric generating units thereafter; and

WHEREAS, the electric generating units acquired by Genco from AmerenCIPS are and will continue to be dispatched by an Agent designated for that purpose ("Agent") pursuant to a Joint Dispatch Agreement ("JDA") between AmerenCIPS and Union Electric Company ("AmerenUE"), subsequently amended among AmerenCIPS, AmerenUE and Genco; and

WHEREAS, Marketing is or will be engaged in the business of purchasing and reselling electric capacity and energy at wholesale and retail; and

WHEREAS, a portion of the capacity and energy supplied by Genco to Marketing will be resold to AmerenCIPS for resale as bundled retail electric service within its existing retail electric service area in Illinois at rates specified by the Illinois Commerce Commission ("ICC") ("Bundled Sales"), or to wholesale requirements customers of Marketing or retail customers of either Marketing and/or AmerenCIPS that are allowed choice of an electric supplier under state law at market-based prices ("Market Price Sales"); and

WHEREAS, Genco desires to sell and deliver to Marketing and Marketing desires to purchase and receive from Genco capacity and energy available from the generating units transferred by AmerenCIPS to Genco and from any additional generating units that may be acquired by Genco in the future pursuant to the rates, terms and conditions as amended and set forth herein;

NOW THEREFORE, in consideration for the agreements and undertakings established herein and the mutual benefits derived therefrom, it is agreed as follows:
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1.       ELECTRIC CAPACITY AND ENERGY SERVICE

Genco shall make available or cause to be made available to Marketing all of the electric capacity and energy which shall be available from the electric generating units that have been transferred to Genco by AmerenCIPS and any additional generating units that may be acquired by Genco in the future (hereinafter "Power"), and Marketing shall purchase and pay for such Power in accordance with the terms of this Agreement. The parties acknowledge the existence of the JDA, and Genco's obligations associated therewith. To the extent that (i) Marketing cannot resell the capacity and/or energy to which it has the right and the obligation to purchase hereunder, and (ii) the Agent can economically sell such capacity and/or energy, Marketing shall release its right and shall be released from its obligation to purchase capacity and/or energy under this EPSA equal to the amount of capacity and/or energy to be sold by the Agent. Marketing shall coordinate with the Agent with respect to the scheduling and dispatch of Power consistent with the JDA.

2.       TERM

Supply and delivery of Power pursuant to the original EPSA began on the Transfer Date established in the Asset Transfer Agreement dated May 1, 2000 between Genco and AmerenCIPS. The term of the Amended EPSA shall commence on the effective date approved by the Federal Energy Regulatory Commission ("FERC") and shall remain in effect until terminated by either Party upon at least one year's written notice to the other Party; but in no event shall the EPSA be terminated prior to 12:00 P.M. CPT on December 31, 2004.

3.       DELIVERY POINTS

All Power supplied under this EPSA that is provided by generation sources acquired by Genco from AmerenCIPS shall be deemed to be delivered at the bus bar connecting each such generation source to the AmerenCIPS transmission system ("Delivery Point A"). All Power supplied under this EPSA that is provided by other generation sources shall be deemed to be delivered at the generation bus ("Delivery Point B;" collectively with Delivery Point A, hereinafter referred to as "Points of Delivery"). Energy supplied under this EPSA shall be sixty (60) hertz, three (3) phase alternating current.

4.       TRANSMISSION

Genco shall be responsible for making all necessary arrangements for transmission and delivery of Power to the Points of Delivery identified above, and for any communication with any transmission provider relating to the transmission and delivery of Power to such Points of Delivery, including communications concerning scheduling, tagging, displacements, disputes, or other operational issues. Marketing shall cooperate with Genco for the purpose of attaining the necessary transmission service and for implementing the transmission service required for supplying the Power to the Points of Delivery.

5.       METERING

The Parties recognize that certain meters used to measure the amount of energy supplied by Genco are owned by AmerenCIPS. In order that the accuracy of registration is maintained in

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accordance with good utility practice, Marketing will provide for such metering equipment to be tested by AmerenCIPS at suitable intervals. At the request of Genco, Marketing shall arrange for special tests to be performed, but if less than two-percent inaccuracy is found, Genco shall pay for the test. The expense of all other tests shall be borne by Marketing.

If requested to do so, Marketing shall arrange for representatives of Genco to be present at all routine or special tests or whenever any readings for the purposes of settlements are taken from meters not having an automatic record. If any test of metering equipment discloses an inaccuracy exceeding two percent, the accounts of the Parties shall be adjusted for the period, not exceeding 90 days, that such inaccuracy is estimated to have existed. Should any metering equipment fail to register, the amounts of energy delivered and demands established shall be estimated from the best available data. Meters shall be adjusted as nearly as practicable to 100.0% at the time of any meter tests, and Marketing shall furnish a copy of any meter test results when requested by Genco.

6.       SYSTEM PLANNING

In order for Marketing to be able to plan adequately to market and sell all of the Power available from Genco, Genco shall notify Marketing no later than November 1 of each year of the amount of Power it expects to have available in each month of the next calendar year. Marketing shall provide Genco with its initial annual capacity and energy forecast on or before December 1 for the next calendar year. Marketing shall notify Genco of its updated capacity and energy forecast on or before April 1 for the current year.

7.       RECORDS

Marketing shall provide Genco with all records that may reasonably be requested by Genco for the purpose of administering this EPSA. The Parties shall keep such records as may be needed to afford a clear history of all transactions under this Agreement. The originals of all such records shall be retained by each party for a minimum of three years and copies shall be delivered to the other Party upon request.

8.       PRICES

         A. Charges For Capacity and/or Energy Supplied To Customer For Sales Other Than Market Price Sales

         1.    Capacity Charges
               ----------------

Each calendar year, Company will be compensated at a rate of $69,708/MWyr ("Rate") for the quantity ("Quantity") of capacity supplied, which shall be equal to the greater of: (1) Customer's highest hourly capacity forecasted for that year, or (2) Customer's actual annual peak demand ("Peak Demand"); minus the portion of the forecasted or actual peak demand, as applicable, represented by Market Price Sales. For the purpose of this provision, Customer's forecasted and actual peak demand shall be adjusted for losses to the extent necessary to be determined at the Points of Delivery.

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For capacity supplied by Company during the year ending December 31, 2000, the annual capacity charge shall be calculated by multiplying the Quantity by the Rate, and then multiplying the result by a fraction, (the numerator of which is the number of days beginning with the Transfer Date and ending with December 31, 2000, and the denominator of which is 366.

Customer shall pay Company monthly for one-twelfth of the applicable annual capacity charges for each calendar year during the Term hereunder (or a pro rata share of such annual capacity charges during the year ending December 31, 2000) based on Customer's forecasted peak demand. Within 10 days after the close of each calendar year, Company shall calculate the Customer's capacity charges on the basis of Customer's actual annual peak demand. In the event that Customer's actual annual peak demand for such year exceeded its forecasted peak demand for such year, Customer shall pay Company for any additional capacity charges that are due with respect to such year at the time of payment of its next monthly bill.

         2.   Energy
              ------

In addition to the capacity charges specified above, Customer shall pay Company an energy charge of $21.8l/MWh for all energy supplied by Company to the Points of Delivery for sale other than as Market Price Sales.

         B.   Charges for Energy and/or Capacity Supplied to Customer for Market
              ------------------------------------------------------------------
Price Sales
-----------

In addition to the charges for energy and/or capacity supplied to Customer as set forth above, Customer shall pay Company all amounts received by Customer for capacity and energy sold as Market Price Sales. Within 15 days following the close of each calendar month, Customer shall advise Company of the estimated amount of capacity and energy sold as Market Price Sales for such month and the average rate per Mwh at which such capacity and/or energy was sold. Payments for all such capacity and energy supplied to Customer for Market Price Sales shall be remitted by Customer to Company in the month following the month in which Customer receives payment for such capacity and energy. Within 45 days following the close of each calendar month, Customer shall advise Company of the actual amounts of Market Price Sales for such month, and the subsequent payments from Customer to Company shall be adjusted accordingly.

9.       REGULATION

The Parties recognize that this EPSA is subject to regulation by the FERC pursuant to Part II of the Federal Power Act. If the FERC should require the modification of this EPSA prior to its acceptance, the Parties shall, in good faith, attempt to reach agreement on modifications that would be acceptable to the FERC in a manner that retains the economic benefits intended to be derived by each party under this EPSA.

10.      PAYMENT OF BILLS

A. BILLING FOR SERVICE: Bills for Power supplied to Marketing for sales other than Market Price Sales will be based upon the Quantity of capacity and amount of energy supplied by Genco at the Points of Delivery as set forth above. Within 15 days after the close of each calendar month, the Genco will issue the bill to Marketing electronically (commonly referred to as "EDI") or other suitable means. If Genco is unable to obtain

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         meter information or final Market Price Sales data is unavailable, an estimated bill will be issued, computed on the basis of Marketing's previous use together with such other information as is available. Once all billing information is considered final, the estimated bill will be adjusted and any payment due difference will be reflected on the next scheduled billing.

B. PAYMENT PERIODS: The last date for payment of the "net amount" shown on the bill for Power supplied to Marketing for sales other than Market Price Sales shall be seven days after the date the EDI bill is issued (hereinafter "Net Payment Period"). Payment of all amounts for all Power supplied to Marketing for Market Price Sales shall be due on the same date. In the event of a disputed bill Marketing shall pay the undisputed portion within the Net Payment Period. When the last day of any Net Payment Period falls on a day other than a business day of Genco, such period will be automatically extended to include the next following business day. Genco's non-business days shall include Saturdays, Sundays, and the following holidays: New Year's day. Lincoln's Birthday, Washington's Birthday, Martin Luther King's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving day, Friday following Thanksgiving day, Christmas Eve (the last day of regular work schedule prior to Christmas day), Christmas day and New Year's Eve (the last day of regular work schedule prior to New Year's day). Whenever a holiday falls on Sunday the following Monday will not be considered a business day. Whenever a holiday falls on a Saturday, the prior Friday will not be considered a business day.

C. PAYMENT AND LATE PAYMENTS: Marketing shall make payment to Genco by wire transfer, or other acceptable means, within the Net Payment Period in immediately available U.S. funds. When a bill is paid after the last date for payment in the "net amount" shown on the bill a late payment charge equivalent to one and one half (1 1/2) percent will be assessed each month on the unpaid balance.

11.      GOOD UTILITY PRACTICE

Genco shall operate and maintain each of the electric generating units and appurtenant facilities that are transferred to it by AmerenCIPS or that it subsequently acquires in good working order in compliance with all requirements of any governmental agency and in accordance with good utility practice. Insofar as practicable, Genco shall advise Marketing of any significant change in its ability to supply Power to Marketing.

12.      INDEMNIFICATION

Marketing shall indemnify and save harmless and defend Genco from and against any and all claims, demands, damages, costs or expenses arising, growing out of or resulting in any manner from implementation of this EPSA.

13.      FORCE MAJEURE

In the event of Force Majeure, Genco shall notify Marketing immediately by oral communication, confirmed in writing, of such occurrence, reporting the commencement time and date, estimated duration, and estimated magnitude of the reduction in capacity and/or energy

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deliveries resulting from the Force Majeure situation. Genco shall not be liable for the failure to deliver the full amount or any part of the capacity and energy to be supplied pursuant to this EPSA for the duration of the Force Majeure. For the purpose of this provision, "Force Majeure" means an event or circumstances which prevents Genco from performing its obligations under this EPSA, which is not within the reasonable control of Genco, and which, by exercise of due diligence, Genco is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to, fires, strikes, labor stoppages, epidemics, floods, earthquakes, lightning storms, ice, acts of God, riots, civil disturbances, civil war, invasion, insurrection, military or usurped power, war, sabotage, explosions, failure of equipment or of contractors or suppliers of materials or fuel, inability to obtain or ship material, fuel or equipment because of the effect of similar causes on suppliers or carriers, or an action or restraint by court order or public or governmental authority (so long as the Genco has not applied for or assisted in the application for such court or governmental action). Force Majeure shall not include Genco's ability to sell capacity and/or energy to another purchaser at a more advantageous price than that contained in this EPSA. The settlement of strikes, walkouts, lockouts, and other labor disputes shall be entirely within the discretion of Genco, and Genco may make settlement at such time and on such terms and conditions as it may deem to be advisable. Interruption by a transmission provider shall not be deemed to be an event of Force Majeure unless (i) Genco shall have made arrangements with such transmission provider for the firm transmission, as defined under the transmission provider's Open Access Transmission Tariff, of the energy and (ii) such interruption is due to "force majeure" or "uncontrollable force" or a similar term as defined under the transmission provider's Open Access Transmission Tariff, and (iii) no other path is available and no other remedy is available.

14.      ASSIGNMENT

This EPSA shall inure to the benefit of, and be binding upon, the respective successors and assigns of Marketing and Genco. No assignment of this EPSA shall be made by a Party except to a wholly-owned subsidiary or successor to substantially all of that Party's business who assumes possession and operates substantially the same facilities and business as the assignor. Notwithstanding the foregoing, either Party shall be free to assign this EPSA to any of its subsidiaries or affiliates, without the written consent of the other Party. The assignment by a Party shall not relieve the Party, without the written consent of the other Party, of any obligation to provide, or to accept and pay for, as the case may be, the services contracted for hereunder.

15.      NOTICES

All notices to be given under this EPSA shall be in writing via First Class U.S. mail, FAX or e-mail and shall be deemed given when sent. Notices shall be addressed as set forth below, or to such other address as the party to be notified may designate from time to time.

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         Notice to Genco:

         R. Alan Kelley
         Senior Vice President
         Ameren Energy Generating Company
         One Ameren Plaza
         1901 Chouteau Avenue
         St. Louis, MO 63103

         Notice to Marketing:

         Andrew M. Sem
         Vice President, Marketing and Sales
         Ameren Energy Marketing Company
         400 S. Fourth Street
         St. Louis, MO 63102

16.      WRITTEN MODIFICATION

Nothing contained herein shall be construed as affecting in any way the right of Genco to unilaterally make application to the FERC for a change in rates and charges under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder. Except with respect to rates and charges, this EPSA shall not be modified except in writing by amendment, executed by both parties, making express reference to the EPSA and the specific provisions hereof modified or amended.

17.      LIMITS OF LIABILITY

IN THE EVENT OF LITIGATION UNDER THIS EPSA, THE PREVAILING PARTY SHALL BE ENTITLED TO COMPENSATION FOR ANY REASONABLE ATTORNEYS FEES AND OTHER COSTS THAT MAY BE INCURRED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

18.      DUTY TO MITIGATE

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this EPSA.

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19.      WAIVERS

Any waiver at any time by either Genco or Marketing of its rights with respect to a default under this EPSA or with respect to any other matter arising in connection with this EPSA shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this EPSA shall not be deemed a waiver of such right.

20.      ENTIRE AGREEMENT

This EPSA contains the entire agreement between the Parties in respect to the subject matter contained herein, and there are no other understandings or agreements between Genco and Marketing in respect thereof.

21.      WARRANTIES

The warranties expressly set forth in this EPSA are the sole warranties given by either Party to the other Party in connection with the sale and purchase of Power hereunder. EXCEPT AS SET FORTH HEREIN, GENCO EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR EXAMPLES, OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

22.      LIMITATION

This EPSA is not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, association, or entity other than the parties to this EPSA, and the obligations herein assumed are solely for the use and benefit of the parties to this EPSA, their successors in interest, or assigns.

23.      SURVIVORSHIP OF OBLIGATIONS

The termination of this EPSA shall not discharge any Party from any obligation it owed to the other Party under the EPSA by reason of any transaction, loss, cost, damage, expense or liability which shall occur or arise prior to such termination. It is the intent of the Parties that any such obligation owed (whether the same shall be known or unknown as of the termination of this EPSA) shall survive the termination of this EPSA. The Parties also intend that the indemnification and limitation of liability provisions contained in this EPSA shall remain operative and in full force and effect, regardless of any termination of this EPSA, except with respect to actions or events occurring or arising after such termination is effective.

24.      GOVERNING LAW

The interpretation and performance of this EPSA shall be in accordance with and controlled by the laws of the State of Illinois (including any applicable orders and regulations issued by the ICC), except as to matters governed by federal statute.

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25.      SAVINGS CLAUSE

The provisions of this EPSA shall be interpreted where possible in a manner to sustain their legality and enforcement. If at any time a provision of this EPSA is found to be unenforceable, such provision shall be removed and the rest of this EPSA shall remain intact and in effect as if the removed provision was never contained therein.

26.      RESOLUTION OF DISPUTES

If a question or controversy arises between the Parties concerning the observance or performance of any of the terms, provisions or conditions contained herein or the rights or obligations of either Party under this EPSA, such question or controversy shall in the first instance be the subject of a meeting between the Parties to negotiate a resolution of such dispute. Such meeting shall be held within fifteen (15) days of a request by either Party. If within fifteen (15) days after that meeting, the Parties have not negotiated a resolution or mutually extended the period of negotiation, either Party may seek resolution of the question or controversy by arbitration, subject, however, to any prohibition thereto by any governmental law or regulation.

The Party calling for arbitration ("Initiating Party") shall give written notice to the other Party setting forth (a) a short and plain statement of the issue(s) to be arbitrated; (b) a short and plain statement of the claim showing that the Initiating Party is entitled to relief; and (c) a statement of the relief to which the Initiating Party claims to be entitled. Such written notice including sections (a), (b) and (c) defined above shall not exceed a document length of 20 pages, double spaced utilizing a font of 12. Within twenty (20) days from the date of receipt of such notice, the other Party ("Receiving Party") may submit its written response and give notice in the same manner required above of additional issues to be arbitrated. The Initiating Party shall have twenty (20) days to respond to any issues submitted for arbitration by the Receiving Party.

Within thirty (30) days of the date of the Initiating Party's written notice requesting arbitration, each party shall designate a competent and disinterested person to act as that party's designated arbitrator, with the two (2) persons designated selecting a third neutral arbitrator within twenty (20) days of their designation. In the event the first two (2) arbitrators cannot agree on a mutually acceptable third arbitrator, they shall apply to the American Arbitration Association ("AAA") to appoint the third arbitrator. The arbitration shall be conducted pursuant to the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and the Commercial Arbitration Rules of the AAA.

Any decision and award of the majority of arbitrators shall be binding upon both parties. The arbitrators shall not award any indirect, special, incidental or consequential damages against either party. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

27.      HEADINGS

The descriptive headings of the sections of this EPSA have been inserted for convenience of reference only and shall not modify or restrict any of the terms and provisions thereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amended EPSA to be executed in duplicate, by its authorized officers, day and year first above written.

AMEREN ENERGY                                   AMEREN ENERGY
MARKETING COMPANY                               GENERATING COMPANY



By:  /s/ James F. Whitsides                     By:  /s/ Gary L. Rainwater
    ------------------------------------            ----------------------------
     (Officer Signature)                             (Officer Signature)

     James F. Whitsides                              Gary L. Rainwater
    ------------------------------------            ----------------------------
     (Printed Name)                                  (Printed Name)

     President                                       President
    ------------------------------------            ----------------------------
     (Title)                                         (Title)

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